Exhibit 5.2

April 27, 2010

CRH America, Inc.,

    375 Northridge Road,

        Atlanta, Georgia 30350,

            United States of America.

CRH plc,

    Belgard Castle,

        Clondalkin, Dublin 22,

            Ireland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) debt securities (or the equivalent thereof in other currencies, currency units or composite currencies) (the “Debt Securities”) of CRH America, Inc., a Delaware corporation (the “Company”), unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “Guarantee”) by CRH plc, a public limited company organized under the laws of the Republic of Ireland (“CRH”), (ii) debt warrants (the “Debt Warrants”), (iii) equity warrants, (iv) purchase contracts (the “Purchase Contracts”), (v) units (the “Units”), (vi) preference shares and (vii) ordinary shares of CRH, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

(1) When the Registration Statement has become effective under the Act, the terms of the Debt Securities and the Guarantee and of the issuance and sale of the Debt Securities and the Guarantee have been duly established in conformity with the Indenture (the “Indenture”), among the Company, CRH and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, relating to the Debt Securities and the Guarantee so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or CRH and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or CRH, as applicable, and the Debt Securities and the Guarantee have been duly executed and, in the case of the Debt Securities, authenticated, in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities and the Guarantee will constitute valid and legally binding obligations of the Company and CRH, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2) With respect to the Debt Warrants, when the Registration Statement has become effective under the Act, the terms of the Debt Warrants and of their issuance and sale have been duly established in conformity with the applicable debt warrant agreements so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon CRH and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over CRH, and the Debt Warrants have been duly executed and authenticated in accordance with the applicable debt warrant agreements and issued and sold as contemplated in the Registration Statement, the Debt Warrants will constitute valid and legally binding obligations of CRH, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) With respect to the Purchase Contracts, when the Registration Statement has become effective under the Act, the terms of the purchase contract agreements and of their issuance and sale have been duly established in conformity with the applicable Purchase Contracts so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon CRH and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over CRH, and the Purchase Contracts have been issued and sold as contemplated in the Registration Statement, the Purchase Contracts will constitute valid and legally binding obligations of CRH, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4) With respect to the Units, when the Registration Statement has become effective under the Act, the terms of the Unit agreements and of their issuance and sale have been duly established in conformity with the applicable Units so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon CRH and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over CRH, and the Units have been issued and sold as contemplated in the Registration Statement, the Units will constitute valid and legally binding obligations of CRH, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinions, we are expressing no opinion as to Federal or state laws of the United States relating to fraudulent transfers.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security or a Guarantee denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security or a Guarantee is denominated into United States dollars will depend on various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Debt Security or Guarantee would be required to render such judgment in the foreign currency unit in which the particular Debt Security or the Guarantee, as applicable is denominated and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Irish law, we have relied upon the opinion, dated today’s date, of Arthur Cox, Irish legal counsel to the Company and CRH, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Arthur Cox.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and CRH and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Validity of Securities and Guarantees” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP